Exhibit 99.1

           APAC Customer Services Announces First Quarter 2007 Results

    --  Grows off-Shore Revenue 61% Year-over-Year

    --  Q1 Profitable Due to $17.6 Million Income Tax Benefit
        Resulting from Favorable Developments in IRS Appeal

    --  Awarded Second United Parcel Service Site

    DEERFIELD, Ill.--(BUSINESS WIRE)--May 8, 2007--APAC Customer
Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its first fiscal quarter ended April 1, 2007.

    Chief Executive Officer Bob Keller commented, "We expected the first quarter to be challenging, and it was, but we continue to make progress against our strategic objectives. On a year-over-year basis, off-shore revenue grew $3.8 million, or 61%, driven by increases in our healthcare and publishing verticals. In addition, in February 2007, we were selected by United Parcel Service to manage their Tampa customer interaction center. This award will make UPS, already a large client, our largest customer and reinforces our belief that we can differentiate ourselves in this market based on the quality of the service we deliver. Finally, we opened the first phase of our third permanent facility in the Philippines late in the quarter.

    "Our 2007 first quarter results also include the benefit of the reversal of a $17.6 million tax liability due to the expected favorable resolution of our IRS appeal," Mr. Keller continued. "Ultimately, this would eliminate a significant contingency for the company and increase borrowing availability under our existing revolving loan facility."

    First Quarter 2007 Results

    Revenue for the 2007 first quarter totaled $52.4 million compared to $60.7 million in the first quarter of 2006. This decrease was attributable to lower domestic revenues of $12.2 million due primarily to the expected ramp-down in the Medicare Part D business and the exit from a large telecommunications client in June 2006. Gross profit for the 2007 first quarter was $6.3 million, or 12.1%, compared to $7.5 million, or 12.3%, in the prior-year period as the benefit of the higher off-shore revenue and lower domestic operating costs was more than offset by decreased domestic revenue contribution and higher off-shore operating costs. Net income was $15.2 million, or $0.30 per diluted share, compared to a net loss of $0.7 million, or $0.01 per share, in the prior year quarter. Excluding the $17.6 million tax benefit, the company reported a net loss of $2.4 million, or $0.05 per share. This decline reflects the lost contribution from lower domestic revenues, higher interest costs and the inability to recognize normal tax benefits for accounting purposes due to the company's position relative to its deferred tax assets.

    On a sequential basis, first quarter 2007 revenues declined $3.7 million from the 2006 fourth quarter, primarily due to the decline in the Medicare Part D business. The company's off-shore revenue increased a modest $660 thousand, or 7%, reflecting its limited ability to meet the demand for services in its temporary site in Eastwood, Manila. Gross profit margin also decreased from the 2006 fourth quarter due to both domestic and off-shore activities. Domestically, gross profit margin was impacted by an increase in labor rates resulting from both an increase in wage rates due to changing client mix and a rise in healthcare costs resulting from lower attrition. From a facilities standpoint, the company had carrying costs for unused domestic capacity primarily due to the ramp-down of its Medicare Part D business. Off-shore, the company incurred increased operating costs to hire and develop its resources ahead of the new program ramp-up in its new permanent facility. These factors, together with the impact of lower domestic revenues, contributed to a $3.1 million decline in operating income from $1.5 million in the fourth quarter of 2006 to an operating loss of $1.6 million in the 2007 first quarter.

    IRS Appeal

    In 2002, the company received a cash tax refund associated with the write-off for tax purposes of its remaining investment in ITI Holdings, Inc. Following an audit, the Internal Revenue Service disallowed the deduction, which the company then appealed. During the first quarter of 2007, the company was advised by the IRS appeals officer that the IRS was recommending to the Joint Committee on Taxation that the full deduction taken by the company be allowed. The company now believes that the IRS clearly agrees with the revised technical merits supporting its deduction and that it is more likely than not that the deduction will be allowed. Accordingly, the company has reversed the previously accrued liability for this matter, resulting in a $17.6 million income tax benefit. Given the recent change in the IRS's position, the company is highly confident that its 2002 worthless stock deduction related to the acquisition of ITI will be allowed in full and expects a final resolution of this matter by year-end.

    Business and Financial Outlook

    "The demand for our services in the Philippines remains strong, and we've begun the orderly transition of our clients out of the temporary facility in Eastwood and into our new site in Cubao," said Mr. Keller. "The construction delays we've experienced both postponed the start-up of new client programs and increased our off-shore operating costs, and we expect to feel the impact from these delays for the balance of the year. Additionally, we continue to focus on improving the efficiency of our domestic capacity and, among other actions, will relocate our Corpus Christi, TX employees to a smaller facility and downsize our Tucson, AZ center. We expect to take a $1 to $2 million restructuring charge in the second quarter primarily related to the capacity reductions in the Tucson center. These initiatives will reduce our domestic seat count by approximately 1,200 and are expected to decrease our operating costs by $4 to $5 million annually."

    Mr. Keller continued, "Given the above, we don't expect to generate an operating profit for the full year 2007. However, with the additional UPS business and the benefit of reduced domestic operating costs, we will show significant progress in the second half of the year. We expect to exit the fourth quarter back on track to deliver our longer-term goals of low double-digit compounded revenue growth and double-digit EBITDA margins."

    Debt and Liquidity

    The company's net debt increased to $22.1 million at the end of the first quarter of 2007 from $17.5 million at year-end due primarily to capital expenditures for the company's new facility in the Philippines. Additionally, DSO improved by three days in the quarter to 58 days from 61 days in the 2006 fourth quarter.

    Finally, first quarter 2007 EBITDA of $1.7 million was down $0.9 million from the prior-year quarter due to the greater operating loss and free cash flow was down $3.1 million from the first quarter of 2006, primarily due to the lower quarterly earnings and an increase in capital expenditures associated with the build-out of the company's third Philippines' facility.

    First Quarter 2007 Conference Call

    APAC's senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Tuesday, May 8, 2007. The conference call will be available live at the Investor Relations section of APAC Customer Services' website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

    A replay of the webcast will be accessible through the company's website for seven days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CT (12:00 ET) on May 19, 2007, by dialing
(888) 203-1122, (719) 457-0820 for international participants. The confirmation number for the replay is 4091022.

    About APAC Customer Services, Inc.

    APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive website is at http://www.apaccustomerservices.com.

    Forward Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company's management. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

    The following factors, among others, could cause the company's actual results to differ from historical results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients could have a material adverse effect on the company; terms of its client contracts; availability of cash flows from operations and borrowing availability under its loan agreement; its ability to comply with its debt covenants; the ultimate resolution of the its dispute with the Internal Revenue Service; its ability to effectively manage customer care center capacity and offshore growth; its ability to conduct business internationally, including managing foreign currency exchange risks; its ability to attract and retain qualified employees; and fluctuations in revenue associated with the company's Medicare Part D enrollment and customer care programs.

    Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2006. This filing is available on a website maintained by the SEC at http://www.sec.gov.

    About Non-GAAP Financial Measures

    To supplement the company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the company uses three measures, EBITDA, adjusted EBITDA and free cash flow, defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. More information on these non-GAAP financial measures can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2006.

    The company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies. The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

            APAC Customer Services, Inc. and Subsidiaries
                Consolidated Statements of Operations
          (Dollars in thousands, except for per share data)
                              Unaudited

                                            Thirteen Weeks Ended *
                                        ------------------------------

                                        April 1,  April 2, Fav (Unfav)
                                          2007     2006         %
                                        --------- -------- -----------

Net revenue                             $ 52,384  $60,723        (14%)

  Cost of services                        46,067   53,247          13%
                                        --------- -------- -----------

Gross profit                               6,317    7,476        (16%)

Operating expenses:
  Selling, general and administrative
   expenses                                7,893    7,890         (0%)
  Reversals of restructuring and other
   charges                                    (2)     (13)       (85%)

                                        --------- -------- -----------
     Total operating expenses              7,891    7,877         (0%)
                                        --------- -------- -----------

Operating loss                            (1,574)    (401)      (293%)

  Other income                               (47)     (28)         68%
  Interest expense                           838      456        (84%)
                                        --------- -------- -----------

Loss before income taxes                  (2,365)    (829)      (185%)

  Income tax benefit                     (17,580)     (88)        N/M
                                        --------- -------- -----------

Net income (loss)                       $ 15,215  $  (741)        N/M
                                        ========= ======== ===========


Net income (loss) per share:

    Basic                               $   0.31  $ (0.01)        N/M
                                        ========= ======== ===========
    Diluted                             $   0.30  $ (0.01)        N/M
                                        ========= ======== ===========

Weighted average number of shares
 outstanding:
    Basic                                 49,534   49,455
                                        ========= ========
    Diluted                               50,993   49,455
                                        ========= ========

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.
N/M - Percentage change is not meaningful


            APAC Customer Services, Inc. and Subsidiaries
                Consolidated Condensed Balance Sheets
                        (Dollars in thousands)
                              Unaudited

                                                April 1,  December 31,
                    Assets                       2007 *     2006 **
---------------------------------------------- ---------- ------------

Current Assets:
  Cash and cash equivalents                    $   1,664  $     1,305
  Accounts receivable                             33,622       37,858
  Other current assets                             7,426        6,717
                                               ---------- ------------
    Total current assets                          42,712       45,880

Property and equipment, net                       24,231       23,930

Goodwill and intangibles, net and other assets    22,352       22,244

                                               ---------- ------------

    Total assets                               $  89,295  $    92,054
                                               ========== ============

     Liabilities and Shareholders' Equity
----------------------------------------------

Current Liabilities:
  Short-term debt                              $   8,792  $    13,778
  Current portion of long-term debt                1,600          600
  Accounts payable and other accrued
   liabilities                                    24,714       48,181
                                               ---------- ------------
    Total current liabilities                     35,106       62,559
                                               ---------- ------------

Long-term debt                                    13,400        4,400

Other liabilities                                  1,444        1,789

Commitments and contingencies                          -            -

Total shareholders' equity                        39,345       23,306
                                               ---------- ------------

    Total liabilities and shareholders' equity $  89,295  $    92,054
                                               ========== ============

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.
** We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.


            APAC Customer Services, Inc. and Subsidiaries
           Consolidated Condensed Statements of Cash Flows
                        (Dollars in thousands)
                              Unaudited

                                                Thirteen Weeks Ended *
                                                ----------------------
                                                 April 1,    April 2,
                                                   2007       2006
                                                ----------- ----------

Operating activities:
  Net income (loss)                             $   15,215  $    (741)
  Adjustments to reconcile net income (loss) to
   net cash (used in) provided by operating
   activities:
  Depreciation and amortization                      3,224      3,015
  Reversals of non-cash restructuring charges           (2)       (13)
  Deferred income taxes                                  -       (254)
  Stock compensation expense                           396        360
  Gain on sale of property and equipment               (43)         -
  Income taxes payable                             (17,580)       142
  Changes in operating assets and liabilities       (3,071)        36
                                                ----------- ----------
    Net cash (used in) provided by operating
     activities                                     (1,861)     2,545

Investing activities:
  Purchases of property and equipment, net          (3,077)      (940)
  Net proceeds from sale of property and
   equipment                                            14          -
                                                ----------- ----------
    Net cash used in investing activities           (3,063)      (940)

Financing activities:
  Borrowings on long-term debt                      10,000          -
  Payments under revolving credit facility, net     (4,987)    (1,039)
  Cash received from exercise of stock options         261          -
                                                ----------- ----------
    Net cash provided by (used in) financing
     activities                                      5,274     (1,039)

  Effect of exchange rate changes on cash                9        (36)

Net change in cash and cash equivalents                359        530
Cash and Cash Equivalents:
  Beginning Balance                                  1,305        960
                                                ----------- ----------

  Ending Balance                                $    1,664  $   1,490
                                                =========== ==========

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.


            APAC Customer Services, Inc. and Subsidiaries
            Selected Financial and Statistical Information
          (Dollars in thousands, except for per share data)
                              Unaudited

                                          Thirteen Weeks Ended (1)
                                       -------------------------------

                                       April 1,   April 2, Fav (Unfav)
                                        2007       2006         %
                                       --------   -------- -----------

Selected Financial Information :
--------------------------------------

Domestic revenue                       $42,327    $54,481        (22%)
Offshore revenue                        10,057      6,242          61%
                                       --------   -------- -----------
  Total net revenue                     52,384     60,723        (14%)

Net income (loss)                       15,215       (741)        N/M

EBITDA (2)                               1,697      2,642        (36%)

Adjusted EBITDA (2)                      1,695      2,629        (36%)

Free cash flow (3)                      (1,380)     1,702       (181%)


Statistical Information:
--------------------------------------

Number of customer care centers             12 **      13         (8%)


End of period no. of seats
Domestic                                 4,600      5,408        (15%)
Offshore                                 2,205      1,219          81%
                                       --------   -------- -----------
  Total                                  6,805      6,627           3%

Annualized rev. per wtd. avg. no. of
 seats
Domestic                               $36,087    $40,774        (11%)
Offshore                               $18,950    $20,482         (7%)
  Total                                $30,748    $37,006        (17%)


N/M - Percentage change is not meaningful
* We operate on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.
** One international customer care center is a temporary facility that we will exit upon transition of employees to the third Philippines site.

See attached Notes to Selected Financial and Statistical Information

    Notes to Selected Financial and Statistical Information

    (1) We operate on a thirteen week fiscal quarter that ends on the Sunday closest to March 31st.

    (2) We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges. We use EBITDA and adjusted EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance, including measuring management incentive plans. In addition, we use adjusted EBITDA to evaluate the performance of our current business model against historic performance without the impact of the restructuring and other charges and asset impairment charges resulting from our July 2005 strategic alignment. We believe that EBITDA and adjusted EBITDA are of interest to our investors and analysts to be able to evaluate our financial results using the same measures we use.

    EBITDA and adjusted EBITDA do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income (loss) or cash flow from operations data as measured in accordance with GAAP. The items excluded from EBITDA and adjusted EBITDA are significant components of our statements of operations and must be considered in performing a comprehensive assessment of our overall financial results.

    EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                                          For the Thirteen Weeks Ended
                                          April 1, 2007  April 2, 2006
                                          -------------- -------------

Net income (loss)                               $15,215         ($741)
                                          ============== =============
Interest expense                                    838           456
Benefit from income taxes                       (17,580)          (88)
Depreciation and amortization                     3,224         3,015
                                          -------------- -------------
EBITDA                                           $1,697        $2,642
                                          ============== =============
Reversals of restructuring and other
 charges                                             (2)          (13)
Asset impairment charges                              -             -
                                          -------------- -------------
Adjusted EBITDA                                  $1,695        $2,629
                                          ============== =============

    (3) We define free cash flow as EBITDA less capital expenditures. We use free cash flow, in addition to net cash provided by (used in) operating activities, to assess our liquidity and performance. We believe that free cash flow is of interest to our investors and analysts in relation to our debt covenants as capital expenditures are a significant use of our cash and our future performance will depend on our ability to continue to fund our growth.

    Free cash flow does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for cash from operating activities as measured in accordance with GAAP. The items excluded from free cash flow are significant components of our statements of operations and statements of cash flows and must be considered in performing a comprehensive assessment of our overall financial results.


                                          For the Thirteen Weeks Ended
                                          April 1, 2007  April 2, 2006
                                          -------------- -------------

EBITDA                                           $1,697        $2,642
Capital expenditures                             (3,077)       (2,060)
  Tenant improvements funded by landlord              -         1,120
                                          -------------- -------------
Free cash flow                                  ($1,380)       $1,702
                                          ============== =============

    Free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                                          For the Thirteen Weeks Ended
                                          April 1, 2007  April 2, 2006
                                          -------------- -------------

Net cash (used in) provided by operating
 activities                                     ($1,861)       $2,545
                                          ============== =============

Purchase of property and equipment               (3,077)         (940)
Income tax benefit                              (17,580)          (88)
Interest expense                                    838           456
Gain on sale of property and equipment               43             -
Income taxes payable                             17,580          (142)
Changes in operating assets and
 liabilities                                      3,071           (36)
Increase in deferred income taxes                     -           254
Stock compensation expense                         (396)         (360)
Reversals of non-cash restructuring
 charges                                              2            13
                                          -------------- -------------
Free cash flow                                  ($1,380)       $1,702
                                          ============== =============

    CONTACT: APAC Customer Services, Inc.
             George H. Hepburn III, CFO, 847-374-4995
             GHHepburn@apacmail.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates
             Jody Burfening/Harriet Fried, 212-838-3777
             HFried@lhai.com